Exhibit 10.40

RSU GRANT AGREEMENT

2009 MCDERMOTT INTERNATIONAL, INC. LONG-TERM INCENTIVE PLAN

*        *        *         *

The grant of RSUs (as defined below) set forth under this Grant Agreement is being made in connection with the spin-off of The Babcock & Wilcox Company from McDermott International, Inc. pursuant to the Plan (as defined below). This grant, including the terms and conditions thereof as set forth in this Grant Agreement, is issued as a replacement grant in substitution of the Performance Share award granted to you on                      (the “Original Grant Date”), which award is hereby cancelled.

*        *        *         *

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) granted to you on August 2, 2010 (the “Date of Grant”), pursuant to the 2009 McDermott International, Inc. Long-Term Incentive Plan, (the “Plan”) of the Company, Restricted Stock Units (“RSUs”), upon the terms and conditions set forth in the Plan and in this Agreement (hereinafter the “Grant”). The provisions of the Plan are incorporated herein by reference and a copy of the Plan is enclosed for your reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of the Company. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock Units

RSU Award. You have been awarded the number of RSUs shown on the attached Notice of Grant. Each RSU represents a right to receive a share of Company common stock on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below) provided the vesting requirements set forth in this agreement have been satisfied.

Vesting Requirements. Subject to the “Forfeiture of Restricted Stock” paragraph below, the RSUs will become vested under the following circumstances (each a “Vesting Date”):

•	100% of the RSUs outstanding on the third anniversary of the Original Grant Date of Grant, provided you are still employed with the Company;

•

66% of the RSUs outstanding, if your employment is terminated due to an involuntary termination in connection with a reduction in force on or after the second anniversary of the Original Grant Date but prior to the third anniversary of the Original Grant Date; and

•	100% of RSUs outstanding, if your employment is terminated prior to the third anniversary of the Date of Grant due to death or disability, or upon the occurrence of a “Change in Control.”

In addition, if you are eligible for “Retirement” prior to the third anniversary of the Original Grant Date, 66% of the then outstanding RSUs will vest on the date you are “Retirement” eligible on or after the second anniversary of the Original Grant Date (such date shall also be a “Vesting Date”). For this purpose, “Retirement” means attaining age 60 and completing 10 years of service with the Company.

The Committee may, in its sole discretion, provide for additional vesting.

Forfeiture of RSUs. RSUs which are not and do not become vested as provided above in the paragraphs under “Vesting Requirements” upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Payment of RSUs. RSUs shall be paid in shares of Company common stock, which shares shall be distributed as soon as administratively practicable, but in no event later than 30 days, after the Vesting Date.

Taxes

You will realize income in connection with this grant of RSUs in accordance with the tax laws of the jurisdiction that is applicable to you.

By acceptance of this letter, you agree that you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you in connection with this grant and that you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.